BROWN SMITH WALLACE LLC
6 CITYPLACE DRIVE SUITE 900 ST. LOUIS, MO 63141 PH 314.983.1200 FX 314.983.1300 WWW.BSWLLC.COM
A MEASURABLE DIFFERENCE℠

Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-183247) of our report dated June 21, 2013 relating to the statements of net assets available for benefits of the Sigma-Aldrich 401(k) Retirement Savings Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i- schedule of assets (held at end of year) as of December 31, 2012, which appears in the December 31, 2012 annual report on Form 11-K of the Sigma-Aldrich 401(k) Retirement Savings Plan.

Brown Smith Wallace, L.L.C.

St. Louis, Missouri
June 21, 2013